Exhibit 10.1

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Separation and General Release Agreement (“Separation and Release Agreement” or “Agreement”) is entered into by William Kelley (“Employee”) and Venus Concept USA, Inc. (“Employer” or “Company”). Employer and Employee may collectively be referred to herein as “Parties.”

WHEREAS, Employee had been employed by Employer pursuant to the terms of an employment agreement between the Parties, executed March 24, 2017 (“Employment Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, Employee and Employer agree that Employee’s last day of employment with Employer shall be April 15, 2020 (the “Separation Date”);

WHEREAS, the Parties, desire to settle fully and finally all matters that have been raised, or could have been raised, between them, including but in no way limited to any matters that may arise out of Employee’s employment with the Employer and Employee’s separation therefrom; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Separation and Release Agreement, Employee and Employer agree as follows:

1. Final Pay. As of the Separation Date, Employee was relieved of all job responsibilities in that Employee stopped performing Employee’s job. Irrespective of whether Employee executes this Agreement, Employee shall be paid as follows:

(a) On or before April 15, 2020, Employee’s unpaid regular gross salary through the Separation Date in the amount of Ten Thousand, Four Hundred and Sixteen Dollars and Sixty-Seven Cents ($10,416.67), less applicable federal and state tax withholding and customary and statutory deductions.

(b) On or before April 30, 2020, the gross amount of Thirteen Thousand, Eight Hundred and Eight Dollars and Zero Cents ($13,808.00), less applicable federal and state tax withholding and customary and statutory deductions, which is the gross amount of Employee’s unpaid Commission earned through the Separation Date under the terms of your Employment Agreement and the law.

2. Expenses. Regardless of whether Employee executes this Agreement, Employer will reimburse Employee for all authorized, reasonable and necessary business-related expenses incurred by the Employee up to and including the Separation Date pursuant to Company policy, provided Employee submits a manual expense report, with supporting receipts, to Michele Thompson, Manager, Human Resources; mthompson@venusconcept.com, by 5:00 pm EST on April 30, 2020.

3. Separation Payment. As consideration for Employee’s acceptance of the terms and conditions of this Agreement, Employer agrees and covenants that it will pay Employee the gross amount of One Hundred and Twenty-Five Thousand Dollars and Zero Cents ($125,000.00),

subject to applicable federal and state tax withholding and statutory deductions (“Separation Payment”), payable in four (4) instalments as follows: (i) the first installment in the amount of $62,500 which will be payable on the regular payroll date following the Effective Date; (ii) the second installment in the amount of $20,800, which will be payable on the last regular payroll date in the month of July; (iii) the third installment in the amount of $20,800, which will be payable on the last regular payroll date in the month of August; and (iv) the fourth installment in the amount of $20,900, which will be payable on the last regular payroll date in the month of September. Employee’s Separation Payment will be reported by the Company on an IRS Form W-2. Employee acknowledges that the Separation Payment is in addition to payments to which Employee is otherwise entitled and Employee is not entitled to the Separation Payment unless the Separation Agreement becomes effective.

4. Benefits. Employee’s participation in all Company benefit plans and compensation arrangements, of any nature, will cease as of the Separation Date except as provided herein.

(a) Irrespective of whether Employee executes this Separation and Release Agreement, Employee’s participation in the Company’s group health insurance plan(s) will continue with the same coverage levels and on the same terms and conditions through the end of the day on April 30, 2020.

(b) If Employee accepts this Separation and Release Agreement and in consideration therefore, provided it becomes effective under Paragraph 10(g), health benefits will continue through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until April 30, 2021 at the Company’s expense.

(c) After April 30, 2020 or April 30, 2021, as applicable, Employee may be eligible to continue coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or state law equivalent, at Employee’s own expense. Further information regarding COBRA continuation of coverage, or state law equivalent, will be supplied to Employee under separate cover.

Employee may exercise all rights to other vested benefits, if any, in accordance with the written terms of the applicable plans.

5. Equity. Employee and the Company agree that Employee holds 49,969 options that will be vested as of April 15, 2020, which were granted to the Employee pursuant to the Grant Letter(s) dated March 3, 2017 and August 9, 2017 (collectively, the “Stock Options”) under the terms of the Venus Concept Ltd. 2010 Employee Stock Option Plan (“Option Plan”). Subject to compliance with all other terms of the Option Plan, including timely delivery of aggregate exercise price, the Employee must exercise these Vested Stock Options by April 15, 2021. All unvested options granted to the Employee as of April 15, 2020, whether granted under the Option Plan or any other incentive compensation plan of the Employer or its parent company (Venus Concept Inc.) will immediately expire and terminate on April 15, 2020, and the Employee shall not have any right in connection to such outstanding unvested options.

6. Unemployment Compensation. As further consideration for Employee’s acceptance of the terms and conditions of this Separation and Release Agreement, and provided it becomes effective under Paragraph 10(g), Employer agrees and covenants that if Employee files a claim for unemployment compensation benefits, Employer will not contest such claim.

7. Neutral Reference. As additional consideration for Employee’s acceptance of the terms and conditions of this Separation and Release Agreement, and provided it becomes effective under Paragraph 10(g), Employer further agrees and covenants that, provided Employee’s future or potential employer contacts only the Company’s Manager, Human Resources, the Company will furnish only the following information in response to reference requests: (i) verification of the fact that Employee worked for Employer; (ii) the dates of Employee’s employment with Employer; and (iii) the title of Employee’s position while employed with Employer. Employer further agrees that it will furnish no additional information in response to appropriately directed reference requests, except as otherwise required by law, as specifically requested in advance by Employee in writing, or as already agreed by Employee with regard to Employer’s disclosure of the terms of confidentiality, invention assignment, and/or non-solicit and non-complete agreements.

8. General Release. Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns shall forever waive, release, discharge, and covenant not to sue Employer, its past, present, former and future parent corporations, owners, or affiliates, including, but not limited to, Employer, and its subsidiaries, divisions, successors, licensees, franchisees, assigns, and employees, officers, directors, agents, insurers, and attorneys thereof (hereinafter also referred to as the “Released Parties” or “Releasees”), from and for any and all of Employee’s potential or actual causes of action, claims, demands, judgments, damages, attorneys’ fees, expenses, costs, and liabilities of any kind whatsoever arising from the beginning of time up to and including the Effective Date (as defined in Paragraph 10(g), below) of this Agreement, which are known, unknown, fixed, or contingent, including, but not limited to:

(a) Claims that Employer or any of the Released Parties violated or breached any personnel policies, handbooks, contracts of employment (oral or written), implied contracts, any other contracts or agreements, bonus or incentive or commission plans, separation pay agreements (excluding this Agreement), confidentiality agreements, or covenants of good faith and fair dealing;

(b) Claims arising out of laws governing the terms and conditions of employment, such as laws relating to the payment of wages or discrimination, retaliation, and/or harassment on the basis of age, race, color, sex, national origin, ancestry, disability, medical condition, religion, marital status, parental status, sexual orientation, veteran status, entitlement to benefits, or any other characteristic protected by any applicable local, state or federal law, ordinance or regulation, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the National Labor Relations Act, the Americans with Disabilities Act, the Family Medical Leave Act, South Carolina Human Affairs Law South Carolina’s Payment of Wages Act, and any other federal, state, or local laws or regulations, as each such law or regulation may be amended;

(c) Claims involving alleged violations of public policy or common law, including but not limited to claims for retaliatory discharge, whistleblowing, negligent hiring or supervision, severance pay, breach of contract, wrongful termination, tort, personal injury, invasion of privacy, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, adverse employment/personnel action, intentional interference with contract, negligence, detrimental reliance, concealment, fraud, misrepresentation, and/or promissory estoppel or any other common law tort, battery or contract causes of action; and

(d) Claims, including whistleblower and qui tam actions and including any right to recover personal gain, attorney fees, and expenses with respect to any such claims, under any federal, state, or local laws that regulate participation in any federal or state healthcare program, including, without limitation, the federal Antikickback Statute, 42 U.S. Code § 1320a–7b, the Physician Self-Referral Statute, 42 U.S.C. 1395nn, and the federal False Claims Act, 31 U.S.C. § 3729.

(e) However, it is agreed that Employee does not waive, release, or discharge any claim that cannot be released or waived as a matter of law or any claim Employee may have to receive benefits in which Employee is fully vested under ERISA, if any. Nothing in this Agreement shall limit Employee’s right to initiate or participate in a proceeding before any federal, state, or local agency with jurisdiction (“Government Agency”) that involves any of the Released Parties, such as with the South Carolina Department of Health and Human Services’ (SCDHHS) Civil Rights Division or the Equal Employment Opportunity Commission. To the extent permitted by law, however, Employee agrees to waive the right to receive future monetary recovery directly from Employer, including Employer payments that result from any complaints or charges that Employee files with any Government Agency or that are filed on Employee’s behalf. Employee waives any right to any monetary recovery or other relief from Employer should any Government Agency pursue claims which arose on or before the date Employee signed this Agreement. Also excluded from this release are any claims of a breach of this Agreement or those that arise after Employee signs this Agreement.

Employee fully understands that if Employee now has or ever had any kind of releasable legal claims whatsoever against the Company or any of the Released Parties, Employee is giving them up forever by entering into this Agreement, even if Employee does not know about the claims when Employee enters into this Agreement. Employee expressly waives all rights that Employee may have under any law that is intended to protect Employee from waiving unknown claims and Employee understands the significance of doing so.

9. Covenant Not to Sue. Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, represents and agrees that, except to the extent such right may not be waived by law, Employee has not and will not commence or cause to be commenced any legal action or lawsuit or otherwise assert or cause to be asserted any legal claim seeking relief for any claim released or waived under Paragraph 7, above. Employee agrees and represents that Employee will not be a class or collective action representative against any of the Released Parties based on the claims released in this Agreement, nor will Employee allow any such causes of action to be brought on Employee’s behalf. Except as otherwise prohibited by applicable law, any lawsuit filed in violation of this Agreement by Employee, for and on behalf of Employee or Employee’s heirs, beneficiaries, executors, administrators, attorneys, successors, or assigns shall automatically constitute a breach of this Agreement. Unless otherwise prohibited by applicable law, Employee hereby assigns to Employer the right to any and all monetary proceeds the Employee might be entitled to or receives as the result of any claim that may be filed by any person or entity against the Released Parties relating to the claims released in this Agreement.

10. Age Discrimination Waiver. Employee and Employer each agree and expressly acknowledge that this Separation and Release Agreement includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), which prohibits discrimination on the basis of age and prohibits retaliation. The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Separation and Release Agreement, and Employee understands and acknowledges that:

(a) This Agreement is in writing in a manner that is understandable to Employee and Employee has read and fully understands this Agreement.

(b) Employee is advised to consult an attorney before signing this Agreement.

(c) The waiver and release of claims under the ADEA contained in this Separation and Release Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement.

(d) In exchange for signing this Agreement, Employee is receiving valuable consideration in the form of, inter alia, Separation Payment and a month of coverage under Employer’s group health benefit plan(s), as described in Paragraphs 3 and 4(b) of this Agreement, and such consideration is not something Employee would otherwise be entitled to receive unless Employee signs this Agreement.

(e) Employee has Twenty-One (21) days after Employee is presented with this Agreement to decide whether to sign this Agreement. If Employee elects to sign this Agreement prior to the expiration of the 21-day period, Employee agrees that Employee has made the decision to forego the remaining 21-day consideration period voluntarily and with full understanding of Employee’s right to utilize the entire 21-day period. Employee agrees that changes to this Agreement, whether material or immaterial, do not restart this 21-day period. Once executed, the Agreement must be promptly returned to Michele Thompson, Manager, Human Resources; mthompson@venusconcept.com.

(f) Employee will have the right to revoke this Agreement within seven (7) days of signing this Agreement. In order to revoke this Agreement, Employee must submit written notice of Employee’s revocation to Michele Thompson, Manager, Human Resources mthompson@venusconcept.com, such that the notice is received by said person before the expiration of the seven (7) day revocation period.

(g) In the event of timely revocation of the Agreement, this Agreement shall be cancelled and void, and neither Employee nor Employer shall have any rights or obligations under

it. Assuming no such timely revocation occurs, this Agreement becomes effective, enforceable, and binding on the eighth day after it is signed by Employee (“Effective Date”).

11. Entire Consideration. Employee agrees that the Separation Payment in Paragraph 3, benefits provided in Paragraph 4(b), and promises made in Paragraphs 5 and 6, above, (the “Consideration” for this Agreement) will be the entire Consideration provided to Employee under this Agreement, and that Employee will not seek any further remuneration from Employer for any other wages, damages, injuries, penalties, expenses, actions, attorneys’ fees or costs either individually or as part of a class in connection with the matters encompassed by the Agreement. Both Employer and Employee agree that Employee is not otherwise entitled to the Consideration referenced in Paragraphs 3, 4, 5 and 6 of the Agreement and that it constitutes sufficient consideration for the promises and releases contained in this Agreement.

12. Additional Representations and Covenants by Employee. In support of this release and as an express condition of the Company’s willingness to enter into this Agreement and provide the consideration specified above, Employee furthermore covenants and represents that: (i) with payment of the amounts set forth in Paragraph 1 of this Agreement, Employee has or will have been paid all wages owed to Employee by the Company under the Fair Labor Standards Act and/or any other governing wage and hour law, and (ii) Employee has reported to the Company any and all known work-related injuries incurred by Employee during employment that could be the basis for a workers’ compensation or other claim against the Company or any of the Released Parties as of the signing of this Agreement. Employee furthermore acknowledges that Employee has no knowledge of any actions or inaction by the Releasees or by Employee that Employee reasonably believes could possibly constitute a basis for any claimed violation of any federal, state or local law, any regulation or rule promulgated by any administrative body or any common law.

13. Cooperation. Employee agrees to cooperate fully with the Company and its legal counsel (including inside and outside counsel) in connection with any action, proceeding, or dispute arising out of matters in which Employee was directly or indirectly involved while serving as an employee of the Company. This cooperation shall include, but not be limited to, meeting with, and providing information to, the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel, and being available to testify truthfully by affidavit, declaration, in depositions, or in any other forum on behalf of the Company. The Company agrees to reimburse Employee for Employee’s reasonable and necessary out-of-pocket expenses associated with such cooperation.

In the event Employee receives a subpoena, deposition notice, interview request, or any other inquiry, process or order from any person or entity relating to any civil, criminal or administrative investigation, suit, proceeding or other legal matter relating to the Company, Employee agrees to promptly notify the Company’s Manager, Human Resources by telephone and in writing. Additionally, in the event Employee receives such an inquiry which may reasonably be construed to require the disclosure of Confidential Information, Employee shall promptly: (a) notify the Company’s Manager, Human Resources of the document or information being requested; (b) provide the Company’s Manager, Human Resources with a copy of the inquiry; and (c) provide reasonable cooperation with the Company to protect Confidential Information. Nothing in this Paragraph 12 shall be construed to prohibit Employee from testifying truthfully in any legal proceeding.

14. Confidential Information.

(a) Employee acknowledges that in the course of Employee’s employment with Employer, Employee gained access to and gained possession of Employer’s Confidential Information (as defined below). Employee agrees to keep all Confidential Information strictly confidential and not to use Confidential Information for any purpose or disclose Confidential Information to any person or entity either during the period of Employee’s employment with Employer, except as required by law, or as expressly authorized by and for the benefit of Employer and in the course of Employee’s duties, or at any time after Employee’s employment with Employer ends. Employee acknowledges that Employee is not prohibited, however, from reporting possible violations of law in good faith to government agencies, or making other disclosures that are compelled by the legal process or protected under the whistleblower provisions of federal or state law or regulation. Employee understands and acknowledges that if Employee violates any provisions of this Paragraph, Employer is entitled to all remedies available under statutory and common law.

(b) The phrase “Confidential Information” includes, but is not limited to, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, pricing and pricing strategies, customer lists and customer information (including, but not limited to, customers of Employer with whom Employee had contact during Employee’s employment with Employer), software, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances, or other business information disclosed to Employee by Employer either directly or indirectly in writing, orally, or by drawings or observation of parts of equipment.

(c) Employee shall not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a U.S. Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing in this Paragraph affects the scope of released claims or promises set forth in Paragraphs 7, 8, and 9 of this Agreement.

(d) By signing this Agreement, Employee incorporates and reaffirms any confidentiality obligations of Employee set forth in the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement contained in the Employment Agreement. Notwithstanding the foregoing, the period for which for purposes of Section 4 (Non-Competition) of the Employment Agreement, the definition of ”Restricted Period” is hereby amended to be equal to the period of time starting from the Executive’s employment with the Company and for a period of six (6) months thereafter.

15. Confidentiality of Agreement. Employee and Employer agree that the terms and conditions of this Separation and Release Agreement shall remain strictly confidential. Employee further agrees not to disclose or publish to any third party, other than Employee’s legal counsel, tax advisor, accountant, or immediate family members, the terms and conditions of this Agreement or the content of any payments made to Employee or on Employee’s behalf as a result of this Agreement, except as may be required by law. The Employee acknowledges and agrees that if the Employer needs (for securities law purposes) to make disclosures of the terms and conditions of this Separation and Release Agreement the Employee expressly consents to this.

16. Non-Disparagement. Employee will not make any disparaging or defamatory comments about Employer, any of the Released Parties, or any of its or their officers, directors, employees or agents, or concerning any of its or their products or services.

17. Restrictive Covenants. By signing this Agreement, Employee incorporates and reaffirms the non-competition and non-solicit obligations of Employee set forth in the Employment Agreement. Notwithstanding the foregoing, the period for which for purposes of Section 4 (Non-Competition) of the Employment Agreement, the definition of ”Restricted Period” is hereby amended to be equal to the period of time starting from the Executive’s employment with the Company and for a period of six (6) months thereafter.

18. Return of Documents and Property. Any documents and property in any way related to Employer and/or its customers remain the sole and exclusive property of Employer. Employee warrants and represents that Employee has or will by the end of the day on Friday, April 17, 2020, return to Employer all such documents and property in Employee’s possession including, but not limited to, any Employer issued technology devices, e.g., phones and laptops, electronic storage devices, e.g., thumb and flash drives, and all Employer sales, art, marketing, promotional, and other materials and documents, including all Confidential Information.

19. Enforcement. If Employee breaches any promises in this Agreement, Employer will have, without limiting any other remedy or right available at law or in equity, the right to a temporary and permanent injunction restraining any such breach, without any bond or security being required. In any such proceeding, Employee waives any defense that Employer had an adequate remedy at law or that the injury suffered as a consequence of such breach is not irreparable. The prevailing party will also be entitled to recover reasonable attorney’s fees and other costs in a proceeding to enforce any of the provisions of this Agreement.

20. No Admission of Liability. Employer and Employee agree that nothing in this Agreement is an admission or evidence of any wrongdoing. This Agreement may not be introduced into evidence except in a proceeding to enforce it.

21. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of South Carolina without reference to its conflicts of law rules. Any suit, claim, or other legal proceeding arising out of this Agreement shall be brought in the appropriate federal or state courts located in the State of South Carolina and both Employee and Employer hereby submit to personal jurisdiction in the State of South Carolina and to venue in such courts.

22. Binding Agreement. This Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

23. Attorneys’ Fees. In the event of a default or breach of this Agreement, the Parties expressly acknowledge that any and all attorneys’ fees and expenses incurred in any proceeding brought to enforce this Agreement shall constitute part of the damages recoverable for any such breach. Therefore, the prevailing party in any action to enforce this Agreement, in addition to any other relief granted, shall be entitled to recover reasonable cost, including, without limitation, attorneys’ fees, expenses and costs.

24. Entire Agreement. This Agreement contains the entire agreement and understanding between Employee and Employer concerning matters it describes, and supersedes all previous agreements, discussions, negotiations, understandings, and proposals of the parties, with the exception of any confidentiality agreement, invention assignment agreement, non-solicit and non-complete agreement, or agreement to arbitrate which remain in full force and effect, regardless of whether expressly incorporated into this Agreement by reference herein. This Agreement may not be modified, altered or changed except by an express written document signed by all parties hereto, wherein specific reference is made to this Agreement.

25. Interpretation of Agreement. The Parties agree that they each have participated in the drafting of this Agreement, and that, as a result, this Agreement shall not be construed in favor of or against any party hereto.

26. Severability. The paragraphs and provisions of this Agreement are severable; if any paragraph or provision is found unenforceable, the remaining paragraphs and provisions will remain in full effect.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

28. Voluntary Agreement. By their respective signatures, the Parties acknowledge that: 1) they have carefully read and fully understand all the provisions of this Agreement; 2) they are voluntarily entering into this Agreement with full knowledge of the rights they may be waiving; 3) they have entered into this Agreement knowingly and voluntarily and based on their own judgment; and 4) they have not relied upon any representations or promises not contained in this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Separation and Release Agreement as of the date specified below.

WILLIAM KELLEY	VENUS CONCEPT USA INC.

/s/ William Kelley
William Kelley Date: April 30, 2020	By:	/s/ Domenic Serafino
	Printed Name:	Domenic Serafino
	Title:	CEO

	Date:	April 30, 2020

EXHIBIT A

EMPLOYMENT AGREEMENT